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                                                               Exhibit 99(c)(1)


                        FORM OF IRREVOCABLE UNDERTAKING

From:
          -----------------------

To:       PacifiCorp Acquisitions
          Barrington House
          55-67 Gresham Street
          London EC2V 7JA

          (the "Offeror")

                                                               3 February, 1998

Dear Sirs,

            Proposed Offer on behalf of the Offeror for the whole of the issued share capital of The Energy Group PLC (the "Company")

     In consideration of you agreeing to make before 2 March, 1998 or such later time as may be permitted by the Panel on Takeovers and Mergers (the "Panel") an offer to acquire the whole of the issued ordinary share capital of the Company including any such share capital represented by American Depositary Shares (other than any ordinary shares or American Depositary Shares representing such share capital currently held by you) substantially on the terms and subject to the conditions set out in the attached draft press announcement (the "Press Announcement") (subject to such modification thereto as may be agreed by a duly authorized committee of the board of directors of the Company and together with such additional terms and conditions as may be required to comply with the requirements of the London Stock Exchange Limited (the "Stock Exchange") or the City Code on Takeovers and Mergers (the "Code")),

I agree with you as follows:

1.   Irrevocable undertakings

1.1  Acceptance of Offer

     I undertake to accept the offer mentioned above (the "Offer") in respect of:

     1.1.1 the ordinary shares and American Depositary Shares in the Company listed in the Schedule to this letter;


     1.1.2 any other ordinary shares and American Depositary Shares in the Company of which I may hereafter and while the Offer remains open become the registered holder and beneficial owner; and

     1.1.3 any other ordinary shares and American Depositary Shares in the Company deriving from shares falling within either of paragraphs
            1.1.1 and 1.1.2 above (such shares together with shares falling within those paragraphs being referred to below as the "Shares").

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     I agree to fulfill this undertaking by returning to you, or as you may direct, not later than 3:00 p.m. on the tenth business day after despatch to shareholders of the Company of the formal document containing the Offer (or, in relation to Shares falling within either of paragraphs 1.1.2 and 1.1.3 above, as soon as practicable after I become the registered holder and beneficial owner of such Shares), duly completed and signed form(s) of acceptance, letter(s) of transmittal and/or notice of guaranteed delivery relating to the Offer. I also agree to forward with such form(s) of acceptance, letter(s) of transmittal and/or notice of guaranteed delivery or as soon as possible thereafter the share certificate(s) or other document(s) of title in respect of the relevant Shares.

1.2  Dealings with Shares

     I agree:

     1.2.1 notwithstanding the provisions of the Code or any terms of the Offer regarding withdrawal, not to withdraw such acceptances(s);

     1.2.2 except pursuant to the Offer, not to dispose of, charge, pledge or otherwise encumber or grant any option or other right over or otherwise deal with any of the Shares of any interest therein (whether conditionally or unconditionally); and

     1.2.3 not to acquire any Interest (as defined in Part VI of the Companies Act 1985) in any shares in the Company other than an interest in shares deriving from shares falling within either of paragraphs
            1.1.1 and 1.1.2 above.

1.3  Action to facilitate the Offer

     I agree:

     1.3.1 subject to my fiduciary duties as a director, in the announcement of the Offer and in the offer document containing the formal Offer, to recommend all members of the Company to accept the Offer;

     1.3.2 subject to my fiduciary duties as a director, to co-operate with the Company in the production of an offer document containing the formal Offer together with, among other things, the information required by Rules 24 and 25 of the Code and to take responsibility for the information in that document concerning the Company, its directors, their close families and any related companies and trusts in the terms required or permitted by Rule 19.2 of the Code;

     1.3.3 subject to any fiduciary duties as a director, not to solicit any general offer for the Company's ordinary shares or any other class of its shares from any third party or any proposal for a merger of the Company with any other entity; and

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     1.3.4  subject to my fiduciary duties as a director and to any duties of confidence (whether contractual or not), to endeavor to procure that you are notified of the details of any approach by any third party made with a view to the making of such an offer or such a merger and also of any such discussions (whether or not in breach of the obligations set out in this letter) immediately I become aware of the relevant matter.


1.4  Information

     I agree promptly on demand to supply, or to endeavor to procure the supply to you of:

     1.4.1 all information relating to me, my close relatives and any related companies and trusts required to be contained in any document relating to the Offer by the rules of any relevant regulatory authority (and, in particular, Rule 24.3 of the Code); and

     1.4.2 any such information relative to the Company and to subsidiaries and associated companies.

2.   Warranties and undertakings

2.1  Warranties etc.

     I warrant and undertake to you:

     2.1.1 that the Shares include all the ordinary shares and American Depositary Shares in the Company registered in my name and beneficially owned by me (as defined in Part VI of the Companies Act
            1985);

     2.1.2 that the Shares will be transferred pursuant to the Offer free from all charges, liens and encumbrances and with all rights now or hereafter attaching thereto, including the right to all dividends declared, made or paid after the announcement of the Offer and excluding any dividend which holders of ordinary shares or American Depositary Shares of the Company may be entitled to retain pursuant to the terms of the Offer; and

     2.1.3 that I have full power and authority to accept the Offer and execute any document recording acceptance thereof or to undertake the Offer will be accepted, in respect of all the Shares.

     Such warranties and undertaking shall not be extinguished or affected by completion of the sale of the Shares.


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3.   Publicity

     I consent to the announcement of the Offer containing references to me and to this letter substantially in the terms set out in the Press Announcement, to particulars of this letter being set out in the formal document containing the Offer and to this letter being available for inspection during all or part of the period for which the Offer remains open for acceptance.

4.   Interpretation

4.1  Revised Offers

     In this letter, references to the Offer shall include any revised offer which, in the opinion of Goldman Sachs International (the "Bank"), is at least as favorable to shareholders of the Company as the original Offer.

4.2  Obligations to procure

     Each undertaking and agreement set out in this letter to do or not to do certain things shall be construed as including an undertaking or agreement to procure that those things are done or, as the case may be, not done.

4.3  Time


     Time shall be of the essence of the obligations set out in this letter.

4.4  Meaning

     References in this letter to "subsidiaries" include subsidiary undertakings and the expressions "subsidiaries", "subsidiary undertakings" and "wholly-owned subsidiaries" have the same meanings as in the Companies Act 1985.

5.   Conditions and termination

5.1  Unconditional and irrevocable obligations

     Except to the extent otherwise specified, the undertakings, agreements, warranties, appointments, consents and waivers set out in this letter (collectively "Obligations") are unconditional and irrevocable.


5.2  Making of Offers

     Your agreement to make the Offer is conditional upon:

     5.2.1 the release of the Press Announcement (with such amendments as you may approve) being authorized by or pursuant to a resolution of the board of directors of the Company or a duly authorized committee

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            thereof, such authorization not being withdrawn prior to the release and the release occurring on or prior to 6 February, 1998; and

     5.2.2 no event or circumstances occurring or becoming known to you before the time specified in the first paragraph of this letter in consequence of which the Panel requires or permits you not to make this Offer (or, in the case of an event or circumstance becoming known to you prior to the release of the Press Announcement, which is of such a nature that, had it occurred thereafter, the Panel would have required or permitted you not make the Offer).

     My obligations shall not be affected by the non-fulfillment of any of these conditions.

5.3  Acceptance of Offer

     My Obligations under paragraph 1.1 above are conditional upon the announcement of the Offer and upon the Offer being publicly recommended by the board of directors of the Company.

5.4  Lapse

     My Obligations shall lapse if:

     5.4.1 the Offer is not made (by the posting of an offer document) by the time specified in the first paragraph of this letter; or

     5.4.2 the Offer lapses or is withdrawn without having become wholly unconditional;

     Provided that, the lapsing of my Obligations shall not affect any rights or liabilities in respect of breaches of contract committed prior to the lapsing.

6.   Enforcement

6.1  Governing law, etc.

     This letter shall be governed by and construed in accordance with English law and I agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and I waive any objection to any suit, action or proceedings ("Proceedings") in such courts on the ground of venue or on the ground that such Proceedings are brought in an inconvenient forum.

6.2  Specific performance

     I agree that, if I should fail to accept or procure the acceptance of the Offer in accordance with my Obligations under this letter or should


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     otherwise be in breach of any of my Obligations, an order of specific performance may be the only adequate remedy.

7.   Customer relationship

     I confirm that the Bank has indicated to me that it is not acting for me in relation to the Offer and will not be responsible to me for providing protections afforded to customers of the Bank or advising me on any matter relating to the Offer. I accept this.



EXECUTED as a DEED by  )
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in the presence of:    )